UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):	September 5, 2011

              Hudson Highland Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-50129	59-3547281
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

560 Lexington Avenue, New York, New York  10022
(Address of principal executive offices, including zip code)

           (212) 351-7300
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

An Australian subsidiary of Hudson Highland Group, Inc. (“we,” “us” or “our”) has a Receivables Finance Agreement and related agreements (the “Finance Agreement”) with Commonwealth Bank of Australia (“CBA”) that provides the Australian subsidiary with the ability to borrow up to AUD 17 million based on an agreed percentage of accounts receivable related to its operations.

Earlier in 2011, CBA publicly announced its intention to withdraw the receivable finance product from the market.  Our Australian subsidiary and CBA promptly commenced discussions regarding CBA’s alternative borrowing products. As those conversations progressed, on September 5, 2011, CBA issued the required written notice to our Australian subsidiary to terminate the Finance Agreement.  As a result of the termination notice, the Finance Agreement will terminate under its existing terms on December 5, 2011.  As of September 30, 2011, our Australian subsidiary had $5.8 million (AUD 6.0 million) of outstanding borrowings under the Finance Agreement.

Our Australian subsidiary also explored financing arrangements with several institutions in the market and has agreed to a Term Sheet with Westpac Banking Corporation for a new AUD 25 million credit facility (the “WBC Facility”).  We expect our Australian subsidiary to close on the WBC Facility prior to the termination date of the Finance Agreement, but we cannot provide any assurance it will be able to do so.  We expect the borrowing costs under the WBC Facility to be similar to those under the terms of the Finance Agreement.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information called for by this item is contained in Item 1.02, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON HIGHLAND GROUP, INC.

Date: October 20, 2011	By:	/s/ Mary Jane Raymond
Mary Jane Raymond
Executive Vice President and
Chief Financial Officer